SECOND AMENDED AND RESTATED CERTIFICATE OF INCORPORATION
of
COREBRIDGE FINANCIAL, INC.
Corebridge Financial, Inc., a Delaware corporation, hereby certifies as follows:
FIRST. The name of the corporation is Corebridge Financial, Inc. (the “Company”). The date of filing of its original certificate of incorporation with the Secretary of State of the State of Delaware was December 3, 1998 and the name under which it was originally incorporated was SunAmerica Holdings Inc.
SECOND. This Second Amended and Restated Certificate of Incorporation of the Company (as the same may be amended and/or restated the “Certificate of Incorporation”) restates and integrates and also further amends the Amended and Restated Certificate of Incorporation of the Company, as theretofore amended or supplemented, and has been duly adopted in accordance with the provisions of Sections 228, 242 and 245 of the Delaware General Corporation Law (the “DGCL”).
ARTICLE ONE
Name
The name of the Company is Corebridge Financial, Inc.
ARTICLE TWO
Registered Office and Registered Agent
The name of the registered agent in the State of Delaware is Corporation Service Company, whose address is 251 Little Falls Drive, Wilmington, DE 19808, County of New Castle.
ARTICLE THREE
Corporate Purposes and Powers
The nature of the business or purposes to be conducted or promoted by the Company is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware.
ARTICLE FOUR
Capital Stock
The total number of shares of all classes of stock which the Company shall have authority to issue is 2,750,000,000, of which 250,000,000 shares are to be preferred stock, par value $1.00 per share (hereinafter called the “Preferred Stock”), and 2,500,000,000 shares are to be common stock, par value $0.01 per share (hereinafter called the “Common Stock”).
The voting powers, designations, preferences and relative, participating, optional and other special rights, and the qualifications, limitations and restrictions thereof, of the Preferred Stock and the Common Stock, in addition to those set forth elsewhere herein, are as follows:
Section 1. The Preferred Stock may be issued from time to time by the board of directors of the Company (hereinafter called the “Board of Directors”), as shares of one or more series of Preferred Stock, and, subject to subdivisions (2) through (6) of this Article Four, the Board of Directors or a duly authorized committee thereof is expressly authorized, prior to issuance, in the resolution or resolutions providing for the issue of shares of each particular series, to fix the relative rights, preferences or limitations of the shares of the series, including but not limited to the following:

(a) The distinctive serial designation of such series which shall distinguish it from other series;
(b) The number of shares included in such series, which number may be increased or decreased from time to time unless otherwise provided in the resolutions creating the series;
(c) The dividend rate or rates (or method of determining such rate or rates) for shares of such series and the date or dates (or the method of determining such date or dates) upon which such dividends shall be payable;
(d) Whether dividends on the shares of such series shall be cumulative, and, in the case of shares of any series having cumulative dividend rights, the date or dates or method of determining the date or dates from which dividends on the shares of such series shall be cumulative;
(e) The amount or amounts which shall be paid out of the assets of the Company to the holders of the shares of such series upon voluntary or involuntary liquidation, dissolution or winding up of the Company;
(f) The price or prices at which, the period or periods within which and the terms and conditions upon which the shares of such series may be redeemed or exchanged, in whole or in part;
(g) The obligation, if any, of the Company to purchase or redeem shares of such series pursuant to a sinking fund or otherwise and the price or prices at which, the period or periods within which and the terms and conditions upon which the shares of such series shall be redeemed, in whole or in part, pursuant to such obligation;
(h) The period or periods within which and the terms and conditions, if any, including the price or prices or the rate or rates of conversion and the terms and conditions of any adjustments thereof, upon which the shares of such series shall be convertible at the option of the holder into shares of any other class of stock or into shares of any other series of Preferred Stock, except into shares of a class having rights or preferences as to dividends or distribution of assets upon liquidation which are prior or superior in rank to those of the shares being converted;
(i) The voting rights, if any, of the shares of such series in addition to those required by law, including the number of votes per share and any requirement for the approval by the holders of more than 50.1% of all Preferred Stock, or of the shares of one or more series, or of both, as a condition to specified corporate action or amendments to the Certificate of Incorporation;
(j) The relative preference or priority as to the right to receive dividends and the right to receive payments out of the assets of the Company upon voluntary or involuntary liquidation, dissolution or winding up of the Company; and
(k) Any other relative rights, preferences or limitations of the shares of the series not inconsistent herewith or with applicable law.
Section 2. All Preferred Stock shall rank senior to the Common Stock in respect of the right to receive dividends and the right to receive payments out of the assets of the Company upon voluntary or involuntary liquidation, dissolution or winding up of the Company.
Section 3. Unless otherwise provided in the resolutions of the Board of Directors or a duly authorized committee thereof establishing the terms of a series of Preferred Stock, no holder of any share or shares of Preferred Stock shall be entitled as of right to vote on any amendment or alteration of the Certificate of Incorporation to authorize or create, or increase the authorized amount of, any class or series of Preferred Stock or any alteration, amendment or repeal of any provision of any other series of Preferred Stock.

Section 4. Except as provided in the resolutions of the Board of Directors or a duly authorized committee thereof in establishing the terms of a series of Preferred Stock, so long as any series of Preferred Stock shall be outstanding, in no event shall any dividend, whether in cash or property, be paid or declared, nor shall any distribution be made, on any junior stock, nor shall any shares of any junior stock be purchased, redeemed or otherwise acquired for value by the Company, unless all dividends on any series of Preferred Stock for all past dividend periods and for the then current period shall have been paid or declared and a sum sufficient for the payment thereof set apart, and unless the Company shall not be in default with respect to any of its obligations with respect to any past period with respect to any sinking fund for any Preferred Stock. If such payment shall have been made in full to the holders of any series of Preferred Stock, dividends may then be paid on junior stock, according to their respective rights and preferences.
Section 5. In the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Company, then, before any distribution or payment shall be made to the holders of any junior stock, the holders of any series of Preferred Stock shall be entitled to be paid in full the respective amounts of the liquidation preferences thereof. If such payment shall have been made in full to the holders of Preferred Stock, the remaining assets and funds of the Company shall be distributed among the holders of the junior stock, according to their respective rights and preferences and in each case according to their respective shares. If, upon any liquidation, dissolution or winding up of the affairs of the Company, the amounts so payable are not paid in full to the holders of all outstanding shares of any series of Preferred Stock, the holders of any series of Preferred Stock shall share ratably in any distribution of assets in proportion to the full amounts to which they would otherwise be respectively entitled. Neither the consolidation or merger of the Company, nor the sale, lease or conveyance of all or a part of its assets, shall be deemed a liquidation, dissolution or winding up of the affairs of the Company within the meaning of the foregoing provisions of this subdivision (5).
Section 6. No holder of Preferred Stock shall be entitled as a matter of right to subscribe for or purchase, or have any preemptive right with respect to, any part of any new or additional issue of stock of any class whatsoever, or of securities convertible into any stock of any class whatsoever, whether now or hereafter authorized and whether issued for cash or other consideration or by way of dividend.
Section 7. As used herein with respect to the Preferred Stock or in any resolution adopted by the Board of Directors or a duly authorized committee thereof providing for the issue of any particular series of the Preferred Stock as authorized by subdivision (1) of this Article Four, the following terms shall have the following meanings:
(a) The term “junior stock” shall mean the Common Stock and any other class of stock of the Company hereafter authorized over which the Preferred Stock has preference or priority in the payment of dividends or in the distribution of assets on any voluntary or involuntary liquidation, dissolution or winding up of the Company.
(b) The term “sinking fund” shall mean any fund or requirement for the periodic retirement of shares.
(c) The term “accrued dividends”, with respect to any share of any series, shall mean an amount computed at the annual dividend rate for the series of which the particular share is a part, from the date on which dividends on such share became cumulative to and including the date to which such dividends are to be accrued, less the aggregate amount of all dividends theretofore paid thereon.
Section 8. No holder of any share or shares of stock of the Company shall be entitled as of right to subscribe for, purchase or receive any shares of stock of any class or any other securities which the Company may issue, whether now or hereafter authorized, and whether such stock or securities be issued for money or for a consideration other than money or by way of a dividend and all such shares of stock or other securities may be issued or disposed of by the Board of Directors to such persons, firms, corporations, and associations and on such terms as it, in its absolute discretion, may deem advisable, without offering to stockholders then of record or any class of stockholders any thereof upon the same terms or upon any terms.

Section 9. The holders of the shares of Common Stock will be entitled to one vote per share of such stock on all matters except as herein or by statute otherwise provided.
ARTICLE FIVE
Powers of Board of Directors; Meetings; Corporate Books; Stockholder Action by Consent; Etc.
The following provisions are inserted for the management of the business, and for the conduct of the affairs, of the Company, and for further definition, limitation and regulation of the powers of the Company and of its directors and stockholders:
Section 1. Subject to the provisions of subdivision (1)(i) of Article Four hereof, the number of directors of the Company shall be such as from time to time shall be fixed by, or in the manner provided in, the by-laws of the Company (as the same may be amended and/or restated, the “By-Laws”). Election of directors need not be by ballot unless the By-Laws so provide.
Section 2. In furtherance and not in limitation of the powers conferred by the laws of the State of Delaware, the Board of Directors is expressly authorized to make, amend and repeal the By-Laws by the affirmative vote of a majority of the Board of Directors.
Section 3. The directors in their discretion may submit any contract or act for approval or ratification at any annual meeting of the stockholders or at any meeting of the stockholders called for the purpose of considering any such act or contract, and any contract or act that shall be approved or be ratified by the vote of the holders of a majority of the stock of the Company which is represented in person or by proxy at such meeting and entitled to vote thereat (provided that a lawful quorum of stockholders be there represented in person or by proxy) shall be as valid and as binding upon the Company and upon all the stockholders, as though it had been approved or ratified by every stockholder of the Company, whether or not the contract or act would otherwise be open to legal attack because of directors’ interest, or for any other reason.
Section 4. The stockholders and directors shall have power to hold their meetings as the By-Laws so provide and (except as the laws of the State of Delaware shall otherwise provide) keep the books, documents and papers of the Company, outside of the State of Delaware, and to have one or more offices within or without the State of Delaware, at such places as may be from time to time designated by the By-Laws or by resolution of the stockholders or directors, except as otherwise required by the laws of Delaware.
Section 5. In addition to the powers and authorities hereinbefore or by statute expressly conferred upon them, the directors are hereby empowered to exercise all such powers and do all such acts and things as may be exercised or done by the Company; subject, nevertheless, to the provisions of the statutes of Delaware, of this certificate, and to any By-Laws from time to time made by the stockholders; provided, however, that no By-Laws so made shall invalidate any prior act of the directors which would have been valid if such By-Laws had not been made.
Section 6. Subject to the rights of the holders of any outstanding series of Preferred Stock, any action required by law to be taken at any annual or special meeting of stockholders of the Corporation, or any action that may be taken at any annual or special meeting of such stockholders, may be taken without a meeting, without prior notice and without a vote either (a) in accordance with this Section 6 or (b) pursuant to a resolution adopted by the Board of Directors authorizing one or more actions to be taken by written consent. Any stockholder seeking to have the stockholders authorize or take corporate action by consent shall, by written notice delivered by hand or by certified or registered mail, return receipt requested, to the Secretary at the principal executive offices of the Company, first request (a “Written Consent Request”) the Board of Directors to fix a record date for such purpose (a “Consent Record Date”). Such Written Consent Request shall be signed by one or more stockholders who own of record, in the aggregate, at least twenty-five (25) percent of the voting power of the outstanding shares of capital stock of the Corporation entitled to consent on the matter or matters set forth in the Written Consent Request. The Company may, by written notice delivered within ten (10) days after the date on which a Written Consent Request is received, require any stockholder signing the Written Consent Request to provide such other information as it may reasonably request to determine the validity of the Written Consent Request or whether the matter or matters to which the Written Consent Request relates is an action that may properly be taken by stockholders by written consent under this Section 6 and applicable law (a “Validity Inquiry”). The Board of Directors shall promptly, but in all events within the later of ten (10) days after the date on which a Written Consent Request is received or five (5) days after delivery of any information in response to a Validity Inquiry, (x) determine the validity of the Written Consent Request and whether the Written Consent Request relates to an action that may properly be taken by written consent under this Section 6 and applicable law and (y) if such request is determined to be valid and such matter(s) determined to be proper, adopt a resolution fixing the Consent Record Date (unless a record date has previously been fixed by the Board of Directors pursuant to Section 213(b) of the DGCL). A written consent must be set forth in writing or an electronic transmission. No written consent shall be effective to take the corporate action referred to therein unless consents signed by a sufficient number of holders to take action are delivered to the Corporation in the manner required by Section 228(d) of the DGCL within sixty (60) days of the first date on which a written consent is so delivered to the Corporation but in no event later than one hundred and twenty (120) days after the Consent Record Date. Prompt notice of the taking of the corporate action without a meeting by less than unanimous written consent shall be given in accordance with Section 228(e) of the DGCL.
ARTICLE SIX
Transactions with Directors
No contract or other transaction between the Company and any other corporation, whether or not a majority of the shares of the capital stock of such other corporation is owned by the Company, and no act of the Company shall in any way be affected or invalidated by the fact that any of the directors of the Company are financially or otherwise interested in, or are directors or officers of, such other corporation; any director individually, or any firm of which such director may be a member, may be a party to, or may be financially or otherwise interested in, any contract or transaction of the Company, provided that the fact that he or such firm is so interested shall be disclosed or shall have been known to the Board of Directors or a majority thereof; and any director of the Company who is also a director or officer of such other corporation, or who is so interested, may be counted in determining the existence of a quorum at any meeting of the Board of Directors of the Company which shall authorize such contract or transaction and may vote thereat to authorize such contract or transaction, with like force and effect as if he were not such director or officer of such other corporation or not so interested.
ARTICLE SEVEN
Indemnification of Directors and Officers
The Company shall indemnify to the full extent permitted by law any person made, or threatened to be made, a party to an action, suit or proceeding (whether civil, criminal, administrative or investigative) by reason of the fact that he, his testator or intestate is or was a director, officer or employee of the Company or serves or served any other enterprise at the request of the Company.
ARTICLE EIGHT
Reservation of Right to Amend
Certificate of Incorporation
The Company reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation in the manner now or hereafter prescribed by law, and all rights and powers conferred herein on stockholders, directors and officers are subject to this reserved power. Without limiting the generality of the foregoing, the Board of Directors of the Company may amend, alter, change or repeal any provision contained in this Certificate of Incorporation by an affirmative vote of a majority of the Board of Directors, followed by the affirmative vote of a majority of the shares of common stock then entitled to vote at any annual or special meeting of stockholders.

ARTICLE NINE
Elimination of Certain Liability of Directors and Officers
No director or officer of the Company shall be liable to the Company or its stockholders for monetary damages for breach of fiduciary duty as a director or officer, as applicable, except to the extent such an exemption from liability or limitation thereof is not permitted under the DGCL as presently in effect or as the same may hereafter be amended. No amendment to or repeal of these provisions shall apply to or have any effect on the liability or alleged liability of any director or officer of the Company for or with respect to any acts or omissions of such director or officer occurring prior to such amendment or repeal.
ARTICLE TEN
Corporate Opportunity Waiver
Section 1. In recognition and anticipation of the fact that (i) certain directors, principals, officers, employees and/or other representatives of AIG, Blackstone and their respective Affiliates may serve as a director of the Company, (ii) AIG, Blackstone and their respective Affiliates may now engage and may continue to engage in the same or similar activities or related lines of business as those in which the Company, directly or indirectly, may engage and/or other business activities that overlap with or compete with those in which the Company, directly or indirectly, may engage or proposes to engage, and (iii) directors who are not employees of the Company or the subsidiaries of the Company (“Non-Employee Directors”) and their respective Affiliates may now engage and may continue to engage in the same or similar activities or related lines of business as those in which the Company, directly or indirectly, may engage and/or other business activities that overlap with or compete with those in which the Company, directly or indirectly, may engage or proposes to engage, the provisions of this Article are set forth to regulate and define the conduct and certain affairs of the Company with respect to certain classes or categories of business opportunities as they may involve AIG, Blackstone, the Non-Employee Directors or their respective Affiliates, as applicable, and the powers, rights, duties and liabilities of the Company and its directors and stockholders in connection therewith. The Company hereby agrees that none of (A) AIG or any of its Affiliates, (B) Blackstone or any of its Affiliates or (C) the Non-Employee Directors or his or her Affiliates (the persons identified in clauses (A), (B) and (C) above being referred to, collectively, as “Identified Persons” and, individually, as an “Identified Person”) shall, to the fullest extent permitted by (but otherwise subject to) applicable law, have any duty to refrain from, directly or indirectly, (1) engaging in the same or similar business activities or lines of business in which the Company or any of its Affiliates now engages or proposes to engage or (2) otherwise competing with the Company or any of its Affiliates, and, to the fullest extent permitted by law, no Identified Person shall be liable to the Company or its stockholders or to any Affiliate of the Company for breach of any fiduciary duty solely by reason of the fact that such Identified Person engages in any such activities. To the fullest extent permitted by law, the Company hereby renounces any interest or expectancy in, or right to be offered an opportunity to participate in, any business opportunity that may be a corporate opportunity for an Identified Person and the Company or any of its Affiliates, except as provided in Section 2 of this Article. Subject to Section 2 of this Article, in the event that any Identified Person acquires knowledge of a potential transaction or other business opportunity that may be a corporate opportunity for itself, herself or himself and the Company or any of its Affiliates, such Identified Person shall, to the fullest extent permitted by law, have no duty to communicate or offer such transaction or other business opportunity to the Company or any of its Affiliates and, to the fullest extent permitted by law, shall not be liable to the Company or its stockholders or to any Affiliate of the Company for breach of any fiduciary duty as a stockholder or director of the Company solely by reason of the fact that such Identified Person pursues or acquires such corporate opportunity for itself, herself or himself, or offers or directs such corporate opportunity to another person or does not communicate information regarding such corporate opportunity to the Company.
Section 2. Notwithstanding anything to the contrary contained in this Article, the Company does not renounce its interest in any corporate opportunity offered to any Non-Employee Director (including any Non-Employee Director who serves as an officer of the Company) if such opportunity is expressly offered to such person solely in his or her capacity as a director or officer of the Company, and the provisions of Section 1 shall not apply to any such corporate opportunity.

Section 3. For purposes of this Article, (i) “AIG” means American International Group, Inc.”, (ii) “Blackstone” means “Argon Holdco LLC”, (iii) an “Affiliate” of any person means another person that directly or indirectly, through one or more intermediaries, controls, is controlled by or is under common control with, such first person, where “control,” when used with respect to any person, means the power to direct the management and policies of such person, directly or indirectly through the ownership of voting securities, by contract, or otherwise, and the terms “controlling” and “controlled” have the meanings correlative to the foregoing, and (iv) for the avoidance of doubt, neither the Company nor any of its subsidiaries shall be deemed to be an “Affiliate” of Blackstone or AIG.
Section 4. Any person or entity purchasing or otherwise acquiring any interest in any shares of capital stock of the Corporation shall be deemed to have notice of and to have consented to the provisions of this Article.
ARTICLE ELEVEN
Section 203 of the DGCL
The Company elects not to be governed by Section 203 of the DGCL (“Section 203”), as permitted under and pursuant to subsection (b)(3) of Section 203, until the first date on which AIG ceases to beneficially own (directly or indirectly) at least five percent (5%) of the outstanding shares of Common Stock. From and after such date, the Company shall be governed by Section 203 so long as Section 203 by its terms would apply to the Company.

IN WITNESS WHEREOF, the Company has caused this Second Amended and Restated Certificate of Incorporation to be signed by its undersigned duly authorized officer this 9th day of July, 2025.

COREBRIDGE FINANCIAL, INC.

By: /s/Jeannette N. Pina
Name: Jeannette N. Pina
Title: Deputy General Counsel and Secretary